Exhibit 4.14

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of February 5, 2026 (the “Effective Date”) between Fort Technology Inc. (the “Borrower”), and Jeffs’ Brands Ltd (the “Lender”). Each of the Lender and the Borrower shall be referred to as “Party” and together as the “Parties”.

WHEREAS,	the Lender is a controlling shareholder of the Borrower; and

WHEREAS,	the Lender has extended to the Borrower and agrees to further extend to the Borrower, from time to time, loans in the principal amount of up to US$450,000 and the Borrower has received and agrees to receive such loans from the Lender, under the terms and conditions set forth herein.

NOW, THEREFORE, it is declared and stipulated between the parties as follows:

1.	Loan Amount; Interest; Utilization of the Loan

1.1.	Subject to the terms and conditions set forth herein, and as of the Effective Date, the Lender has extended to the Borrower and or may continue to extend to the Borrower loans in an aggregate principal amount of US$450,000 (the “Principal Amount”), which amount may increase from time to time, upon the written mutual consent of the Parties. The Parties acknowledge that as of the date hereof, the outstanding Principal Amount is US$130,000.

1.2.	The Principal Amount shall bear an annual interest at a rate of 14%, (the “Interest”), accruing from the date of the actual disbursement of the Principal Amount through the date of the repayment in full of such Principal Amount.

1.3.	The Interest will be calculated on the basis of the actual number of days elapsed in a year consisting of 365 days.

1.4.	The outstanding and accrued Interest amount shall be repaid shall be paid together with the Principle Amount.

2.	Loan Repayment

2.1.	The Borrower shall repay in full the Principal Amount, together with the any outstanding and unpaid accrued Interest thereon (the “Loan Amount”) upon December 31,2027 (the “Repayment Date”).

2.2.	Notwithstanding anything to the contrary, the Borrower may elect to repay a part or all of the Loan Amount earlier than contemplated in Section 2.1 with no penalty, premium or other fee or payment.

2.3.	Payment to the Lender of the Loan Amount shall be made in USD, only by wire transfer of immediately available funds to the Lender’s bank account, the details of which shall have been provided in writing to the Borrower, no later than three (3) business days in advance of such payment date.

2.4.	Upon full repayment of the Loan Amount, all rights of the Lender with respect to this Agreement shall terminate.

2.5.	All payments due hereunder shall be made without any counterclaim, setoff or deduction whatsoever.

3.	Events of Default.

3.1.	Notwithstanding the aforesaid, the Lender may declare the entire Loan Amount, due and payable at any time upon the earlier of any of the following events:

3.1.1.	the Borrower fails to pay any sum under this Agreement on the applicable due date or fails in any material respect to comply with any provision of this Agreement;

3.1.2.	the Borrower commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness;

3.1.3.	the Borrower makes a general assignment for the benefit of, or a composition with, its creditors;

3.1.4.	the Borrower passes any resolution or takes any corporate action, or a petition is presented or proceedings are commenced, or any action is taken by any person for the winding-up, dissolution, or re-organization or for the appointment of a liquidator, receiver, trustee or similar officer of the Borrower or of any or all of its revenues or assets; or

3.1.5.	any distress, execution, attachment or other legal process is levied, or enforced on or sued against all or any material part of the property or assets of the Borrower.

3.2.	The Borrower shall notify the Lender in writing within 48 hours from the time such event first becomes known to the Borrower.

4.	Miscellaneous

4.1.	Entire Agreement. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and arrangements between the parties hereto with respect to the subject matter hereof.

4.2.	Waiver. A failure by any of the parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by a Party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.

4.3.	Severability. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein; provided, however, that nothing in this Section shall relieve any Party of any liability for breach of covenant, warranty or representation.

4.4.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other parties.

4.5.	Books. The books and accounts of the Borrower will bind the Lender in respect of the details of this Agreement and/or the Principal Amount.

4.6.	Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this Agreement.

4.7.	Headings. The headings of the paragraphs of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.8.	Counterparts: This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

4.9.	Amendments. This Agreement may be amended only by the written consent of both Parties.

4.10.	Notices. Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the address specified in the preamble of this Agreement. Notices served by registered airmail shall be deemed served on the day of actual delivery by the addressee’s receipt, or at the expiration of the 7th (seventh) day after the date of mailing, whichever is earlier. Notices served by e-mail shall be deemed to be in writing and to have been served within 12 (twelve) hours of dispatch.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have hereunder executed this Agreement as of the date written above.

/s/ Gabi Kabazo	/s/ Ronen Zalayet

Fort Technology Inc.		Jeffs’ Brands Ltd
Name:	Gabi Kabazo	Name:	Ronen Zalayet
Title:	CEO	Title:	CFO

[Signature page – Fort Technology/Jeffs’ Brands – Loan Agreement]